Exhibit (g)(2)

AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of July 27, 2026 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Custodian”), and GUINNESS ATKINSON FUNDS, a Delaware statutory trust (the “Trust”), on behalf of each of its series portfolios listed on Exhibit A to the Agreement (each a “Fund” and collectively, the “Funds”), registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

WHEREAS, the Custodian and the Trust entered into a Custodian Agreement, dated as of September 14, 2009 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Custodian and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Custodian and the Trust hereby agree as follows:

1.	The Agreement is hereby amended by deleting Exhibit A ~~in~~ its entirety and replacing it with Exhibit A hereto:

a.	The following Funds are hereby removed from Exhibit A:

Guinness Atkinson Sustainable Energy ETF

Guinness Atkinson International Dividend Builder ETF

Guinness Atkinson US Dividend Builder ETF

Guinness Atkinson Post-Labor Leaders ETF

b.	The following Funds are hereby added to Exhibit A:

Guinness Atkinson™ K-Beauty ETF

Guinness Atkinson™ AI Drug Discovery ETF

2.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment.

3.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.	This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Christian Bolanos
Name:	Christian Bolanos
Title:	Managing Director
Date:	27 July 2026

GUINNESS ATIKINSON FUNDS ON BEHALF OF

SERIES PORTFOLIOS LISTED ON EXHIBIT A HERETO

By:	/s/ Jim Atkinson
Name:	Jim Atkinson
Title:	CEO
Date:	27 July 2026

Exhibit A

to Custodian Agreement

List of Funds

As Amended as of July 27, 2026

Mutual Funds

Guinness Atkinson Alternative Energy Fund

Guinness Atkinson Asia Focus Fund

Guinness Atkinson China & Hong Kong Fund

Guinness Atkinson Global Energy Fund

ETFs

Guinness Atkinson Smart Transportation & Technology ETF (formerly known as SmartETFs Smart Transportation & Technology ETF)

Guinness Atkinson Asia Pacific Dividend Builder ETF (formerly known as SmartETFs Asia Pacific Dividend Builder ETF)

Guinness Atkinson Dividend Builder ETF (formerly known as SmartETFs Dividend Builder ETF)

Guinness Atkinson Real Assets Income ETF

Guinness Atkinson™ K-Beauty ETF

Guinness Atkinson™ AI Drug Discovery ETF

Shared Portfolios (including mutual fund shares and ETF shares)

Guinness Atkinson Global Innovators Fund

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